Exhibit 10.9

AMENDMENT

TO

EMPLOYMENT AGREEMENT

WHEREAS, Alkermes, Inc., a Pennsylvania corporation (the “Company”) and Iain Brown of Alkermes, Inc. (“Vice President”) have previously entered into an Employment Agreement dated as of the 30th day of September, 2008 (the “Agreement”); and

WHEREAS, the Company and Vice President mutually desire to amend the Agreement to address the possibility of the imposition of excise taxes under certain circumstances;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuation consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree to amend the Agreement as follows:

1.The Agreement is hereby amended by adding the following Section 5(c) at the end of Section 5(b):

“(c)Additional Limitation.

(i)Anything in this Agreement to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Company to or for the benefit of Vice President, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Code and the applicable regulations thereunder (the ‘Aggregate Payments’), would be subject to the excise tax imposed by Section 4999 of the Code, then the Aggregate Payments shall be reduced (but not below zero) so that the sum of all of the Aggregate Payments shall be $1.00 less than the amount at which Vice President becomes subject to the excise tax imposed by Section 4999 of the Code; provided that such reduction shall only occur if it would result in Vice President receiving a higher After Tax Amount (as defined below) than Vice President would receive if the Aggregate Payments were not subject to such reduction.  In such event, the Aggregate Payments shall be reduced in the following order, in each case, in reverse chronological order beginning with the Aggregate Payments that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G of the Code:  (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits; provided that in the case of all the foregoing Aggregate Payments all amounts or payments that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c).

(ii)For purposes of this Section 5(c), the ‘After Tax Amount’ means the amount of the Aggregate Payments less all federal, state, and local income, excise and employment taxes imposed on Vice President as a result of Vice President’s receipt of the Aggregate Payments.  For purposes of determining the After Tax Amount, Vice President shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in each applicable state and locality, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

(iii)The determination as to whether a reduction in the Aggregate Payments shall be made pursuant to Section 5(c)(i) shall be made by a nationally recognized accounting firm selected by the Company (the ‘Accounting Firm’), which shall provide detailed supporting calculations both to the Company and Vice President within 15 business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or Vice President.  Any determination by the Accounting Firm shall be binding upon the Company and Vice President.”

2.This Amendment shall be binding on all successors and assigns of the parties hereof.

3.Except as amended herein, the Agreement is confirmed in all other respects.

IN WITNESS WHEREOF, the parties have executed this Amendment this 28th day of July, 2015.

ALKERMES, INC.
/s/ Madeline Coffin
Name:	Madeline Coffin
Title:	VP Human Resources

VICE PRESIDENT
/s/ Iain M. Brown
Name:	Iain M. Brown